COMMON STOCK PURCHASE WARRANT

                              GALAXY VENTURES, INC.
                             (a Nevada corporation)


                          Dated:_________________, 199


         THIS CERTIFIES THAT (hereinafter called the "Holder") will in the future during the period hereinafter specified, upon fulfillment of the conditions and subject to the terms hereinafter set forth, be entitled to purchase from Galaxy Ventures, Inc., a Nevada corporation (hereinafter called the "Company"), shares (the "Shares") of the Company's common stock, par value $.001 per share ("Common Stock"), at an exercise price of $3.00 per Share (the "Exercise Price"), on the basis of one share for each warrant (the "Warrants" or "Unit Warrants") indicated on the face hereof.

          1. Commencing with the issuance of this certificate and ending on June 30, 2000, unless extended by the Company ("Expiration Date"), the Holder shall have the right to purchase the Shares hereunder at the Exercise Price. After the Expiration Date, the Holder shall have no right to purchase any Shares hereunder and this Warrant shall expire thereon effective at 4:00 p.m., New York time.

          2. The rights represented by this Warrant may be exercised at any time within the period above specified, in whole or in part, by (i) the surrender of this Warrant (with the purchase form at the end hereof properly executed) at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company); (ii) payment to the Company of the Exercise Price then in effect for the number of Shares specified in the above-mentioned purchase form together with applicable stock transfer taxes, if any; and (iii) delivery to the Company, if the Company so requires, of a duly executed agreement signed by the Holder to the effect that such person agrees to be bound by all provisions hereof. This Warrant shall be deemed to have been exercised, in whole or in part to the extent specified, immediately prior to the close of business on the date this Warrant is surrendered and payment is made in accordance with the foregoing provisions of this Paragraph 2, and the person or persons in whose name or names the certificates for Shares shall be issuable upon such exercise shall become the holder or holders of record of such Shares at that time and date. The certificates for the Shares so purchased shall be delivered to the Holder within a reasonable time after the rights represented by this Warrant shall have been exercised.

          3. This Warrant is NONTRANSFERABLE and may not be sold, transferred, assigned, or otherwise disposed of at any time by the Holder without express written permission of the Company.

          4. The Company covenants and agrees that all Shares purchased hereunder will, upon issuance, be duly and validly issued, fully paid and non-assessable and no personal liability will attach to the Holder thereof. The Company further covenants and agrees that during the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of this Warrant.

          5. This Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

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          6. In the  event  that the  Company  shall at any  time  subdivide  or combine into a greater or lesser number the number of outstanding shares of Common Stock, the number of Shares purchasable upon exercise of the Warrant shall be proportionately increased and the Exercise Price proportionally decreased in the case of subdivision or, in the case of combination, the number of Shares purchasable upon the exercise of the Warrant shall be proportionately decreased and the Exercise Price proportionately increased. Irrespective of any adjustments in the Exercise Price or the number of Shares purchasable upon exercise of the Warrant, the Warrant theretofore or thereafter issued may continue to express the same price and number and kind of Shares as are stated in the Warrant initially issued.

         7. Notwithstanding any other provision, this Warrant shall not be exercisable by the Holder at any time that the exercise thereof would violate any applicable law.

         8. The Warrants represented by this certificate are subject to redemption by the Company at $.01 per Warrant, upon 30 days notice if the closing bid price of the Company's common stock equals or exceeds $6.00 per share for 20 consecutive trading days at any time prior to notice of redemption. The terms of the redemption and other terms of these Warrants are set forth in a Warrant Agreement between the Company and its Warrant Agent, which agreement shall control the terms and conditions of this Warrant.

         9. This Warrant Certificate does not constitute an offer to sell, nor does it confer any right to purchase securities of the company until such time as the conditions precedent to its exercisability have been fulfilled.

         10. This Warrant shall be governed by and be in accordance with the laws of the State of Nevada and may not be amended other than by written instrument executed by the parties hereto except as provided in the Warrant Agreement between the Company and the Warrant Agent.

         IN WITNESS WHEREOF, Galaxy Ventures, Inc. has caused this Warrant to be signed by its duly authorized officers.

                                     GALAXY VENTURES, INC., a Nevada Corporation



                                     By: _____________________________


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                                  PURCHASE FORM

                  (To be signed only upon exercise of Warrant)


         The undersigned, the Holder of the foregoing Warrant, hereby irrevocably elects to exercise the purchase rights represented by such Warrant for, and to purchase thereunder, _______________ Shares of the Common Stock of Galaxy Ventures, Inc., and herewith makes payment of $_______________ therefore, and requests that the share certificates be issued in the name(s) of, and delivered to ______________________________________________ whose address(es) is
(are) ________________________________________________________________________.


Dated:  _______________________




                                                ______________________________
                                                (Signature)

                                                ______________________________
                                                Name (Print or Type)

                                                ______________________________
                                                Address

                                                ______________________________